As filed with the Securities and Exchange Commission on April 17, 2013

Registration No. 333-176604
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Pre-Effective Amendment No. 1 to
Post-Effective Amendment No. 4 to
Form S-11
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933 OF
SECURITIES OF CERTAIN REAL ESTATE COMPANIES
PREFERRED APARTMENT COMMUNITIES, INC.
(Exact Name of Registrant as Specified in its Governing Instruments)
3625 Cumberland Boulevard, Suite 400
Atlanta, Georgia 30339
(770) 818-4100
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)
John A. Williams
PREFERRED APARTMENT COMMUNITIES, INC.
3625 Cumberland Boulevard, Suite 400
Atlanta, Georgia 30339
(770) 818-4100
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)
With copies to:

Peter M. Fass, Esq. James P. Gerkis, Esq. PROSKAUER ROSE LLP Eleven Times Square New York, New York 10036-8299 Tel: (212) 969-3000 Fax: (212) 969-2900	Leonard A. Silverstein, Esq. Jeffrey R. Sprain, Esq. PREFERRED APARTMENT COMMUNITIES, INC. 3625 Cumberland Boulevard, Suite 400 Atlanta, Georgia 30339 Tel: (770) 818-4100 Fax: (770) 818-4105	Martin Traber, Esq. Steven Vazquez, Esq. FOLEY & LARDNER LLP 100 North Tampa Street, Suite 2700 Tampa, FL 33602 Tel: (813) 229-2300 Fax: (813) 221-4210
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer   ☐    Accelerated filer   ☐    Non-accelerated filer   ☒    Smaller reporting company   ☐
(Do not check if a smaller
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The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

This Post-Effective Amendment No. 4 consists of the following:

•
Supplement No. 8, dated April 17, 2013, included herewith, which will be delivered as an unattached document along with the Registrant’s Prospectus, Supplement No. 1, Supplement No. 2, Supplement No. 3, Supplement No. 4, Supplement No. 5, Supplement No. 6 and Supplement No. 7, each as referred to below;

•	Registrant’s Prospectus, dated November 18, 2011, previously filed pursuant to Rule 424(b)(3) on November 18, 2011 and included herewith;

•	Supplement No.7, dated April 11, 2013, previously filed pursuant to Rule 424(b)(3) on April 11, 2013 and included herewith;

•	Supplement No.6, dated January 29, 2013, previously filed pursuant to Rule 424(b)(3) on January 29, 2013 and included herewith;

•	Supplement No.5, dated December 31, 2012, previously filed pursuant to Rule 424(b)(3) on December 31, 2012 and included herewith;

•	Supplement No.4, dated September 13, 2012, previously filed pursuant to Rule 424(b)(3) on September 13, 2012 and included herewith;

•	Supplement No.3, dated August 23, 2012, previously filed pursuant to Rule 424(b)(3) on August 23, 2012 and included herewith;

•	Supplement No.2, dated May 11, 2012, previously filed pursuant to Rule 424(b)(3) on May 11, 2012 and included herewith;

•	Supplement No. 1, dated May 3, 2012, previously filed pursuant to Rule 424(b)(3) on May 3, 2012 and included herewith;

•	Part II to this Post-Effective Amendment No. 4, included herewith; and

•	Signatures, included herewith.

PREFERRED APARTMENT COMMUNITIES, INC.

SUPPLEMENT NO. 8, DATED APRIL 17, 2013,
TO THE PROSPECTUS, DATED NOVEMBER 18, 2011

This prospectus supplement (this “Supplement No. 8”) is part of the prospectus of Preferred Apartment Communities, Inc. (the “Company”), dated November 18, 2011 (the “Prospectus”), as supplemented by Supplement No. 1, dated May 3, 2012 (“Supplement No. 1”), Supplement No. 2, dated May 11, 2012 (“Supplement No. 2”), Supplement No. 3, dated August 23, 2012 (“Supplement No. 3”), Supplement No. 4, dated September 13, 2012 (“Supplement No. 4”), Supplement No. 5, dated December 31, 2012 (“Supplement No. 5”), Supplement No. 6, dated January 29, 2013 (“Supplement No. 6”), and Supplement No. 7, dated April 11, 2013 (“Supplement No. 8”). This Supplement No. 8 should be read, and will be delivered, with the Prospectus, Supplement No. 1, Supplement No. 2, Supplement No. 3, Supplement No. 4, Supplement No. 5, Supplement No. 6 and Supplement No. 7.

The purpose of this Supplement No. 8 is to:

•
disclose updated operating information, including the status of the offering, the Units currently available for sale, the status of distributions and the status of fees incurred, forgiven and unpaid to the Company’s manager;

•	update disclosure with respect to the Company’s ratio of earnings to fixed charges and preferred stock dividends;

•	update disclosure with respect to the Company’s investments;

•	update disclosure with respect to the Company’s senior secured revolving credit facility;

•	revise disclosure under the heading “Experts;” and

•	update the list of documents incorporated by reference.

PREFERRED APARTMENT COMMUNITIES, INC.

TABLE OF CONTENTS

	Supplement No. 8 Page No.	Prospectus/Supplement Page No.
OPERATING INFORMATION	S-1	N/A
Status of the Offering	S-1	N/A
Units Currently Available for Sale	S-1	N/A
Status of Distributions	S-1	N/A
Status of Fees Incurred, Forgiven and Unpaid	S-4	N/A
PROSPECTUS UPDATES	S-5	N/A
Prospectus Summary	S-5	S-1 (Supplement No. 4)
Risk Factors	S-5	S-1 (Supplement No. 4)
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	S-5	S-11 (Supplement No. 3)
Business; Description of Real Estate Investments	S-7	S-3 (Supplement No. 4), S-35, S-39, S-45-S-48; S-66 (Supplement No. 3)
Certain Relationships and Related Transactions	S-15	S-4 (Supplement No. 4)
Experts	S-16	206
Incorporation of Certain Information by Reference	S-16	S-10 (Supplement No. 1)

i

OPERATING INFORMATION
Status of the Offering
We commenced our reasonable best efforts public offering of up to 150,000 Units, with each Unit consisting of one share of Series A Redeemable Preferred Stock, or Series A Preferred Stock, and one detachable warrant to purchase 20 shares of the our Common Stock, on November 18, 2011. On March 30, 2012, we satisfied the escrow conditions of our public offering. On such date, we received and accepted aggregate subscriptions in excess of $2.0 million and issued 2,155 shares of Series A Preferred Stock and 2,155 warrants to our new Series A Preferred Stock stockholders.
On December 31, 2012, we extended the termination of this offering to December 31, 2013, provided that this offering will be terminated if all the 150,000 Units are sold before such date.
Our common stock is traded on the NYSE MKT (previously known as NYSE AMEX), or NYSE MKT, under the symbol “APTS.” On April 16, 2013, the last reported sale price of our common stock on the NYSE MKT was $9.62 per share.
Units Currently Available for Sale
As of April 17, 2013, there were 44,060 shares of Series A Redeemable Preferred Stock and 44,090 warrants outstanding. As of April 17, 2013, there were 105,910 shares of Series A Preferred Stock and 105,910 warrants available for sale.
Status of Distributions
In order to maintain our status as a REIT for U.S. federal income tax purposes, we must comply with a number of organizational and operating requirements, including a requirement to distribute 90% of our annual real estate investment trust, or REIT, taxable income to our stockholders. As a REIT, we generally will not be subject to federal income taxes on the taxable income we distribute to our stockholders. Generally, our objective is to meet our short-term liquidity requirement of funding the payment of our quarterly common stock and Series B Mandatorily Convertible Cumulative Perpetual Preferred Stock, or Series B Preferred Stock, dividends to stockholders, as well as monthly dividends to holders of our Series A Preferred Stock, through net cash generated from operating results.

For the three-month period ended March 31, 2013 and the twelve-month periods ended December 31, 2012 and December 31, 2011, our dividend and cash-generating activity was:

		Dividends declared
Three-month period ended	Dividend per share of Common Stock*	Common*	Series A Preferred	Total	Cash flow (used in) provided by operating activities
3/31/2011	$—	$—	$—	$—	$(122,686)
6/30/2011	$0.125	$646,487	$—	$646,487	$(697,122)
9/30/2011	$0.125	$646,675	$—	$646,675	$553,596
12/31/2011	$0.125	$646,916	$—	$646,916	$794,172

3/31/2012	$0.13	$673,181	$718	$673,899	$927,394
6/30/2012	$0.13	$677,477	$79,685	$757,162	$869,992
9/30/2012	$0.14	$729,699	$163,059	$892,758	$1,225,510
12/31/2012	$0.145	$771,616	$208,062	$979,678	$1,156,045

3/31/2013	$0.145	$1,477,912	$360,039	$1,837,951	Not yet available
__________________
* For the three-month period ended March 31, 2013, includes dividends in respect of shares of the Series B Preferred Stock and Class A Units of our operating partnership.

We commenced business operations on April 5, 2011 and acquired three multifamily communities and a real estate loan during the second quarter of 2011. Our cash flow from operations for each of the last six three-month periods was sufficient to fund both our quarterly dividends on our common stock and Series B Preferred Stock and Class A Units of our operating partnership and our monthly Series A Preferred Stock dividends for the respective periods. We expect our cash flow from operations for the next twelve months will be sufficient to fund both our quarterly dividends on our common stock, Series B Preferred Stock and Class A Units of our operating partnership and our monthly Series A Preferred Stock dividends.

On November 1, 2012, we declared a quarterly dividend on our common stock of $0.145 per share, an increase of approximately 16% from our initial dividend per share of $0.125 following our initial public offering, or an annualized dividend growth rate of approximately 10.6%. Our board of directors reviews the proposed common stock dividend declarations quarterly, and there can be no assurance that the current dividend level will be maintained.

For the three-month period ended March 31, 2013 and for the twelve-month period ended December 31, 2012, our Series A Preferred Stock dividend activity consisted of:

	Declaration date	Record date	Payment date	Dividend distributions(1)
	4/13/2012	4/30/2012	5/21/2012	$11,486
	5/10/2012	5/31/2012	6/20/2012	25,406
	6/22/2012	6/29/2012	7/20/2012	42,793
	7/22/2012	7/31/2012	8/20/2012	50,878
	8/2/2012	8/31/2012	9/20/2012	54,119
	9/18/2012	9/28/2012	10/22/2012	58,062
	10/20/2012	10/31/2012	11/20/2012	61,553
	11/1/2012	11/30/2012	12/20/2012	66,641
	12/20/2012	12/31/2012	1/22/2013	79,869
	1/24/2013	1/31/2013	2/20/2013	107,551
	2/7/2013	2/28/2013	3/20/2013	119,885
	2/7/2013	3/31/2013	4/22/2013	132,603

				$810,847

(1)
The Series A Preferred Stock receives dividend distributions of $5.00 per share for each full month and, for shares outstanding for less than a full month, a prorated amount based on such monthly rate.

Our board of directors reviews the Series A Preferred Stock dividend monthly to determine whether we have funds legally available for payment of such dividends in cash, and there can be no assurance that the Series A Preferred Stock dividends will consistently be paid in cash. Dividends may be paid as a combination of cash and stock in order to satisfy the annual distribution requirements applicable to REITs. We expect the aggregate dollar amount of monthly Series A Preferred Stock dividend payments to increase at a rate that approximates the rate at which we issue new Units from this offering.

Status of Fees Incurred, Forgiven and Unpaid
The following table reflects the fees and expense reimbursements incurred, forgiven and unpaid to our manager as of and for the periods presented:

(In thousands)	Incurred Year Ended December 31, 2012	Forgiven Year Ended December 31, 2012	Unpaid As of December 31, 2012(1)	Incurred Year Ended December 31, 2011	Forgiven Year Ended December 31, 2011	Unpaid As of December 31, 2011(1)
Acquisition fees	$307,450	$-	$-	$928,500	$-	$-
Asset management fees	576,147	-	55,808	362,427	-	42,608
Property management and leasing fees	410,046	-	8,652	276,358	-	8,241
General and administrative expenses fees	246,576	-	25,840	143,014	-	16,470
Disposition fee on sale of assets	-	-	-	-	-	-
Construction fee, development fee and landscaping fee	-	-	-	-	-	-
Total fees	$1,540,219	$-	$90,300	$1,710,299	$-	$67,319
(1) All unpaid fees were fully paid in the first month following the period presented.

PROSPECTUS UPDATES
Prospectus Summary
The following language is added immediately following the second paragraph on page S-1 of Supplement No. 4.
“On March 28, 2013, Aster Lely Mezzanine Lending, LLC, a wholly owned subsidiary of our operating partnership, or the Aster Lely Lender, made a mezzanine loan of up to $12,713,241.55 to Lely Apartments, LLC, a Georgia limited liability company, in connection with the borrower’s plans to construct a 308-unit multifamily community in Naples, Florida, or the Aster Lely Mezzanine Loan. Approximately $2.2 million of the Aster Lely Mezzanine Loan was funded by the Aster Lely Lender to the borrower on the closing date and the balance of the Aster Lely Mezzanine Loan is expected to be drawn by the borrower over approximately the next five months.”
Risk Factors
The following language replaces in its entirety the heading to the risk factor on page S-1 of Supplement No. 4 entitled “The credit agreement for our senior secured revolving credit facility, or the Revolving Facility Credit Agreement, contains, and future financing arrangements will likely contain, restrictive covenants relating to our operations, which could limit our ability to make distributions to our stockholders.”
“The credit agreement, as amended, for our senior secured revolving credit facility, or the Revolving Facility Credit Agreement, contains, and future financing arrangements will likely contain, restrictive covenants relating to our operations, which could limit our ability to make distributions to our stockholders.”
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
The following language replaces in its entirety the disclosure relating to the Ratio of Earnings to Fixed Charges and Preferred Stock Dividends on page S-11 of Supplement No. 3.
"Our consolidated ratio of earnings to fixed charges and preferred stock dividends for the years ended December 31, 2010, 2011 and 2012 are set forth below. We did not have any shares of preferred stock outstanding at December 31, 2011. Since we commenced revenue-generating operations in April 2011, the ratio of earnings to fixed charges is not a meaningful measure for any period prior to 2011.

	Year ended December 31,
	2012	2011	2010
Earnings:
Net loss to the Company	$(614,530)	$(8,495,423)	$(766,199)
Add:
Combined fixed charges and preferred dividends (see below)	2,955,485	1,514,580	15,064
Total earnings	$2,340,955	$(6,980,843)	$(751,135)

Fixed charges:
Interest expense	$2,310,667	$1,450,101	$15,064

Amortization of deferred loan costs
related to mortgage indebtedness	194,012	64,479	-
Total fixed charges	2,504,679	1,514,580	15,064

Preferred dividends	450,806	-	-
Total Combined fixed charges and
preferred dividends	$2,955,485	$1,514,580	$15,064

Ratio of Earnings to Combined fixed charges and preferred dividends	(1)	(1)	(1)
__________________________

(1)
The computation of our ratios of earnings to combined fixed charges and preferred stock dividends indicates that earnings were inadequate to cover combined fixed charges and preferred stock dividends by approximately $615 thousand and $8.5 million for the twelve months ended December 31, 2012 and 2011, respectively. Since we commenced revenue-generating operations in April 2011, the ratio of earnings to fixed charges is not a meaningful measure for any period prior to 2011.

Our ratio of earnings to combined fixed charges and preferred stock dividends is computed by dividing earnings by combined fixed charges and preferred stock dividends. For these purposes, “earnings” consists of net loss available to the Company plus fixed charges and preferred stock dividends, less the value of unamortized deferred loan costs. Net loss is computed in accordance with GAAP and includes such non-cash items as real estate depreciation, and amortization of the values of customer relationships, leases in place and deferred loan costs. Net loss also includes one-time transactional costs relating to our IPO and organizational costs. “Fixed charges” consist of interest expense on mortgage debt secured by our three multifamily communities, and capitalization and amortization of deferred loan costs. Interest income is not included in this computation. Preferred dividends consist of dividends accrued on our Series A Preferred Stock, which were first issued during 2012."

Business; Description of Real Estate Investments

The following language replaces in its entirety the section entitled "Summit Crossing" beginning on page S-45 of Supplement No. 3.

"On April 21, 2011, we completed the acquisition of 100% of the membership interests in PAC Summit Crossing, LLC, a Georgia limited liability company (f/k/a Oxford Summit Partners LLC), the fee-simple owner of Summit Crossing, a 345-unit multifamily community located in suburban Atlanta, Georgia, for a total purchase price of $33.2 million, exclusive of acquisition-related and financing-related transaction costs.

We funded the purchase price from proceeds of the IPO and concurrent private placement transaction and a non-recourse first mortgage loan in the original principal amount of approximately $20.9 million. The loan bears interest at a fixed rate of interest equal to 4.71% per annum. The loan requires monthly payments of accrued interest only from the period of June 1, 2011 to May 1, 2014. Beginning on June 1, 2014, the loan will require monthly payments of accrued interest and principal based on a 30-year amortization period. The loan matures on May 1, 2018. The loan may not be partially prepaid, but may be prepaid in full at any time. However, any prepayment before February 1, 2018 will require us to pay a prepayment premium. The prepayment premium is the greater of (1) 1% of the loan balance and (2) the present value of the difference in payments implied between the stated interest rate on the loan and the equivalent rate on a U.S. Treasury security whose maturity coincides with the maturity of the loan at the time the prepayment is being calculated. In the case where a U.S. Treasury security does not have a maturity date equal to the maturity date of the loan, the interpolation of the yield between the securities immediately shorter and immediately longer than the maturity of the loan shall be used. At maturity a balance of approximately $14.3 million will be due on the loan, assuming no prior principal prepayment on the loan.

Summit Crossing is a multifamily community consisting of 345 units located in suburban Atlanta, Georgia. The community consists of 26 garden and townhome buildings on a 19-acre landscaped setting. A gated and controlled access community, Summit Crossing is comprised of a unit mix of 83 one-bedroom garden apartment homes, 40 one-bedroom townhomes, 53 two-bedroom garden apartment homes, 166 two-bedroom townhomes and 3 three-bedroom garden apartment homes. The property was constructed in 2007 and its apartment homes have an average size of 1,034 square feet. We believe that the Summit Crossing property is suitable and adequate for use as a multifamily apartment complex. No major renovations, improvements or developments are planned for the Summit Crossing property.

There are currently nine other apartment communities in the area that we believe are competitive with Summit Crossing, with seven of those properties located two to three miles south in Alpharetta/North Fulton County. Including Summit Crossing, these ten properties total 3,842 units, have an average unit size of 1,094 square feet and an average year of construction of 2000. In addition to existing competitive properties, the market in which Summit Crossing is located currently has three properties in its competitive submarket that are entitled for multifamily development. These projects would represent an aggregate of 1,000 units and all three could potentially start in the next 6-12 months. In addition, an affiliate of the seller of

Summit Crossing owns one adjacent parcel entitled for multi-family development that would allow for the future development of a 172 unit community. The Company has made a mezzanine loan on an additional 140 unit property adjacent to Summit Crossing. The property broke ground in the second quarter of 2012 and is expecting to deliver units around mid-year 2013. In addition to the specific competitive conditions described above, general competitive conditions affecting Summit Crossing include those identified in the section entitled "— Competition" included elsewhere in this prospectus.

All the leased space is residential with leases ranging from an initial term of three months to one year. The historical occupancy rate (determined by the total number of units actually occupied at the specific point in time indicated) for the last five years is as follows:

At December 31, 2012	94.2%
At December 31, 2011	94.5%
At December 31, 2010	94.8%
At December 31, 2009	93.8%
At December 31, 2008	85.4%

No single tenant occupies 10% or more of Summit Crossing.

The historical effective net annual rental rate per unit (including any tenant concessions and abatements) at Summit Crossing is as follows:

At December 31, 2012	$11,315
At December 31, 2011	$10,805
At December 31, 2010	$10,476
At December 31, 2009	$10,212
At December 31, 2008	$10,728

Property taxes paid on Summit Crossing for the fiscal year ended December 31, 2012 were $160,124.77. Summit Crossing was subject to a tax rate of 2.6574% of its assessed value.

Under a contract with our manager, PRM, an affiliate of our manager, acts as property manager of Summit Crossing. In the opinion of the management of the Company, Summit Crossing is adequately covered by insurance."

The following language replaces in its entirety the section entitled "Stone Rise" beginning on page S-46 of Supplement No. 3.

"On April 15, 2011, we completed the acquisition of 100% of the membership interests in Stone Rise Apartments, LLC, a Delaware limited liability company (f/k/a Oxford Rise JV LLC), the fee-simple owner of Stone Rise, a 216-unit multifamily apartment community located in suburban Philadelphia, Pennsylvania, for a total purchase price of $30.15 million, exclusive of acquisition-related and financing-related transaction costs.

We funded the purchase price from proceeds of the IPO and concurrent private placement transaction and a non-recourse first mortgage in the original principal amount of $19.5 million. The loan bears interest at an adjustable interest rate that is calculated each month. The adjustable interest rate is set at 277 basis points above the British Banker’s Association’s one month LIBOR and is capped at 7.25% per annum. The loan requires monthly payments of accrued interest only from the period of June 1, 2011 to May 1, 2014. Beginning on June 1, 2014, the loan will require monthly payments of accrued interest and principal based on a 30-year amortization period. The loan matures on May 1, 2018. The loan may not be partially prepaid, but may be prepaid in full at any time. However, any prepayment before February 1, 2018 will require us to pay a prepayment premium. Prepayment premiums are as follows: Year 1 — 5% of principal being prepaid; Year 2— 4% of principal being prepaid; Year 3 — 3% of principal being prepaid; Year 4 — 2% of principal being prepaid; and Year 5 to maturity — 1% of principal being prepaid. At maturity a balance of approximately $17.0 million will be due on the loan, assuming no prior principal prepayment on the loan.

Stone Rise is an existing multifamily apartment complex consisting of 216 units located in suburban Philadelphia, Pennsylvania. The community consists of 8 garden buildings on a 20-acre landscaped setting. Stone Rise is comprised of a unit mix of 72 one-bedroom garden apartment homes and 144 two-bedroom garden apartment homes. The property was constructed in 2008 and its apartment homes have an average size of 1,078 square feet. We believe the Stone Rise property is suitable and adequate for use as a multifamily apartment complex. No major renovations, improvements or developments are planned for the Stone Rise property.

There are currently six other apartment communities in the area that we believe are competitive with Stone Rise. All these properties are located south of Stone Rise nearer to Interstate 76 and Highway 202. Including Stone Rise, the seven properties total 1,602 units, have an average unit size of 1,027 square feet and an average year of construction of 2002. Further, in Chester County, Pennsylvania, the county in which Stone Rise is located, we believe no new construction of multifamily properties is currently on-going or planned. In addition, new construction is constrained due to a current lack of sewer availability that requires any new construction to bear the burden of constructing and maintaining a waste water treatment plant and drip irrigation system. In addition to the specific competitive conditions described above, general competitive conditions affecting Stone Rise include those identified in the section entitled "— Competition" included elsewhere in this prospectus.

All the leased space is residential with leases ranging from an initial term of three months to one year. The historical occupancy rate (determined by the total number of units actually occupied at the specific point in time indicated) for the last five years is as follows:

At December 31, 2012	98.1%
At December 31, 2011	93.1%
At December 31, 2010	94.0%
At December 31, 2009	79.2%
At December 31, 2008	21.8%

No single tenant occupies 10% or more of Stone Rise.

The historical effective net annual rental rate per unit (including any tenant concessions and abatements) at Stone Rise is as follows:

At December 31, 2012	$15,459
At December 31, 2011	$15,048
At December 31, 2010	$14,640
At December 31, 2009	$14,556
At December 31, 2008	$16,284

Property taxes paid on Stone Rise for the fiscal year ended December 31, 2012 were $363,553.46. Stone Rise was subject to a base property tax rate of 3.2664% of its assessed value.

Under a contract with our manager, PRM, an affiliate of our manager, acts as property manager of Stone Rise. In the opinion of the management of the Company, Stone Rise is adequately covered by insurance."

The following language replaces in its entirety the section entitled "Trail Creek" beginning on page S-47 of Supplement No. 3.

"On April 29, 2011, we, through our indirectly wholly owned subsidiary, Trail Creek Apartments, LLC, completed the acquisition of Trail Creek, a 204-unit multifamily townhome community located in Hampton, Virginia, for a total purchase price of $23.5 million, exclusive of acquisition-related and financing-related transaction costs.

We purchased a fee-simple interest in the property from Oxford Trail JV LLC and funded the purchase price from proceeds of the IPO and concurrent private placement transaction and a non-recourse first mortgage in the original principal amount of approximately $15.3 million. The loan bears interest at an adjustable interest rate that is calculated each month. The adjustable interest rate is set at 2.80% above LIBOR, and is capped at 6.85% per annum. The loan requires monthly payments of accrued interest only from the period of June 1, 2011 to May 1, 2014. Beginning on June 1, 2014, the loan will require monthly payments of accrued interest and principal based on a 30-year amortization period. The loan matures on May 1, 2018. The loan may not be partially prepaid but may be prepaid in full at any time. However, any prepayment before February 1, 2018 will require us to pay a prepayment premium. Prepayment premiums are as follows: Year 1 —5% of the loan balance; Year 2 — 4% of the loan balance; Year 3 — 3% of the loan balance; Year 4 —2% of the loan balance; and Year 5 to maturity — 1% of the loan balance. At maturity a balance of approximately $18.1 million will be due on the loan, assuming no prior principal prepayment on the loan.

Trail Creek is a multifamily community consisting of 204 units located in Hampton, Virginia. The community consists of 20 two-story townhome buildings on approximately 16.92 acres. Trail Creek is comprised of a unit mix of 84 one-bedroom townhomes and 120 two-

bedroom townhomes. The property was constructed in 2006 and its townhomes have an average size of 988 square feet. We believe the Trail Creek property is suitable and adequate for use as a multifamily apartment complex. No major renovations, improvements or developments are planned for the Trail Creek property.

There are currently seven other apartment communities in the area that we believe are competitive with Trail Creek, with five of those properties located within approximately two to three miles of Trail Creek. Including Trail Creek, these eight properties total 1,981 units, have an average unit size of 1,009 square feet and an average year of construction of 2004. In addition to existing competitive properties, the market in which Trail Creek is located currently has three properties either planned or under construction that total 412 units. One of these properties is the 96 unit community the Company funded a mezzanine loan on in June of 2011, which completed construction in late 2012. In addition to the specific competitive conditions described above, general competitive conditions affecting Trail Creek include those identified in the section entitled "— Competition" included elsewhere in this prospectus.

All the leased space is residential with leases ranging from an initial term of three months to one year. The historical occupancy rate (determined by the total number of units actually occupied at the specific point in time indicated) for the last five years is as follows:

At December 31, 2012	92.2%
At December 31, 2011	96.1%
At December 31, 2010	97.3%
At December 31, 2009	94.8%
At December 31, 2008	92.1%

No single tenant occupies 10% or more of Trail Creek.

The historical effective net annual rental rate per unit (including any tenant concessions and abatements) at Trail Creek is as follows:

At December 31, 2012	$13,211
At December 31, 2011	$13,066
At December 31, 2010	$12,528
At December 31, 2009	$12,326
At December 31, 2008	$12,360

Property taxes paid on Trail Creek for the fiscal year ended December 31, 2012 were $231,303.04. Trail Creek was subject to a tax rate of 1.0725% of its assessed value.

Under a contract with our manager, PRM, an affiliate of our manager, acts as property manager of Trail Creek. In the opinion of the management of the Company, Trail Creek is adequately covered by insurance."

The reference in the first paragraph under the section entitled “Depreciation” on page S-48 of Supplement No. 3 to “March 31, 2012” is replaced with the text “December 31, 2012.”
The following language is added immediately following the first full paragraph on page S-3 of Supplement No. 4.
“Aster Lely Mezzanine Loan
On March 28, 2013, the Aster Lely Lender made the Aster Lely Mezzanine Loan to Lely Apartments, LLC in connection with the borrower’s plans to construct a 308-multifamily community in Naples, Florida. Approximately $2.2 million of the Aster Lely Mezzanine Loan was funded by the Aster Lely Lender to the borrower on the closing date and the balance of the Aster Lely Mezzanine Loan is expected to be drawn by the borrower over approximately the next five months.
In connection with the closing of the Aster Lely Mezzanine Loan, the Aster Lely Lender received a loan fee of 2% of the maximum loan amount of the Aster Lely Mezzanine Loan, or $254,265 (approximately $9,133 of which was paid prior to the closing date). In addition, we paid a fee of $127,132, or 1% of the maximum loan amount of the Aster Lely Mezzanine Loan, to our manager as an acquisition fee in accordance with the terms of the management agreement, of which WOF received $1,271 through its special limited liability company interest in our manager.
The Aster Lely Mezzanine Loan matures on January 31, 2016, with the borrower having the right to extend the maturity date to January 31, 2017 and an additional option to extend the maturity date to January 31, 2018. The Aster Lely Mezzanine Loan bears interest at a fixed rate of 8.0% per annum. Interest will be paid monthly with principal and any accrued but unpaid interest due at maturity. The Aster Lely Mezzanine Loan is subordinate to a senior loan of up to an aggregate amount of approximately $25 million that is held by an unrelated third party, or the Aster Lely Senior Loan. The Aster Lely Mezzanine Loan is secured by a pledge of 100% of the membership interests in Aster Lely Apartments, LLC, a Georgia limited liability company, a wholly owned subsidiary of borrower and the ultimate owner of the to-be-constructed property. W. Clark Butler and Jeff D. Warshaw, both unaffiliated third parties, have guaranteed to the Aster Lely Lender the completion of the project in accordance with the plans and specifications and have provided a full payment guaranty. These guaranties are subject to the rights held by the senior lender pursuant to a customary intercreditor agreement between the Aster Lely Lender and the senior lender.
Under the terms of a purchase option agreement entered into concurrently and in connection with the closing of the Aster Lely Mezzanine Loan, the Aster Lely Lender has an exclusive option (but not an obligation) to purchase the property between and including April 1, 2016 and August 30, 2016 for a pre-negotiated purchase price of $43,500,000. If the property is sold to, or refinanced by, a third party at any time, or is paid off at any time, the Aster Lely Lender will be entitled to an exit fee in the amount required to provide a rate of return on the Aster Lely Mezzanine Loan of 14.0% per annum, based on cumulative non-compounded interest on a loan amount of $12,713,241.55, as borrowed; provided, however, that such exit fee shall not be required to be paid if the Aster Lely Lender or a wholly owned direct or indirect subsidiary of the Aster Lely Lender acquires the property at any time during the term of the Aster Lely Mezzanine Loan.”
The following language replaces in its entirety the final two sentences of the second paragraph on page S-35 of Supplement No. 3.

“In connection with entering into a forward purchase or option to purchase contract, we may be required to provide a deposit, a mezzanine loan or other assurances of our ability to perform our obligations under the forward purchase or option to purchase contract. See the section entitled “Business — Real Estate Loan Investments” elsewhere in this prospectus for a detailed description of the terms of the Oxford Hampton Mezzanine Loan, the Oxford Summit II Mezzanine Loan, the City Vista Mezzanine Loan, City Park Mezzanine Loan and the Aster Lely Mezzanine Loan.”
The following language replaces in its entirety the section entitled “Revolving Credit Facility” beginning on page S-3 of Supplement No. 4.

“Revolving Credit Facility

On August 31, 2012, we and our operating partnership entered into a credit agreement with KeyBank National Association, or KeyBank, and the other lenders party thereto, to obtain a $15,000,000 senior secured revolving credit facility. On April 4, 2013, we and our operating partnership entered into a modification agreement with KeyBank and the other lenders party thereto to amend the terms of the original credit agreement. The modification agreement, among other things, increased the amount available under the original credit agreement to $30,000,000. We refer herein to the original credit agreement, as modified by the modification agreement, as the Revolving Facility Credit Agreement. As of April 17, 2013, there was no outstanding balance on the senior secured revolving credit facility.

We and our operating partnership may use the available proceeds under the senior secured revolving credit facility, on an as needed basis, to fund investments, capital expenditures, dividends (with KeyBank’s consent) and working capital and other general corporate purposes.

At our operating partnership’s election, loans made under the senior secured revolving credit facility bear interest at a rate per annum equal to either: (x) the greater of: (1) KeyBank’s “prime rate”, (2) the Federal Funds Effective Rate (as defined in the Revolving Facility Credit Agreement) plus 0.5%, and (3) the Adjusted Eurodollar Rate (as defined in the Revolving Facility Credit Agreement) for a one-month interest period plus 1.00%, or collectively the Base Rate; or (y), the one-, two-, three-, or six-month per annum LIBOR for deposits in the applicable currency, or the Eurodollar Rate, as selected by our operating partnership, plus an applicable margin. The applicable margin for Eurodollar Rate loans is 4.50% and the applicable margin for Base Rate loans is 3.50%. Commitment fees on the average daily unused portion of the senior secured revolving credit facility are payable at a rate per annum of 0.5%.

The senior secured revolving credit facility has a maturity date of April 4, 2014. Our operating partnership has the right to prepay amounts owing under the senior secured revolving credit facility, in whole or in part, without premium or penalty, subject to any breakage costs and minimum repayment amounts of $100,000 on Eurodollar Rate loans and $500,000 on Base Rate loans. Our operating partnership is required to prepay amounts owing under the senior secured revolving credit facility with the net proceeds from certain transactions or events, including (subject to certain exceptions) (x) sales of equity securities by the Company or any of its subsidiaries; (y) repayment of principal under any note receivable of the Company or any of its subsidiaries; and (z) asset sales by the Company or any of its subsidiaries.

Interest on Base Rate loans is payable monthly in arrears on the first business day of each month. Interest on Eurodollar Rate loans is payable at the end of each interest rate period, or, in the case of an interest period that is longer than three months, at the end of each three-month interval within such interest rate period. Principal and any accrued but unpaid interest is due at maturity on April 4, 2014.

Borrowings under the senior secured revolving credit facility are secured by, among other things, a pledge by our operating partnership of specified assets (including real property, if any), stock and other interests as collateral for the senior secured revolving credit facility obligations. The specified assets that have been pledged include, among other things, 100% of the ownership of each of our operating partnership’s current and future mezzanine loan subsidiaries, or the Mezzanine Loan Subsidiaries, and 49% of the ownership, or the 49% Pledged Interests, of each of our operating partnership’s current and future real estate subsidiaries, or the Real Estate Subsidiaries. The senior secured revolving credit facility also is secured by a joint and several repayment guaranty from us and each of the Mezzanine Loan Subsidiaries and a collateral assignment of loan documents by each of the Mezzanine Loan Subsidiaries and our operating partnership. In addition, our operating partnership and KeyBank have entered into buy-sell agreements for each of the Real Estate Subsidiaries whereby, following a foreclosure by KeyBank on the 49% Pledged Interests, KeyBank can trigger a process whereby our operating partnership can buy the 49% Pledged Interest from KeyBank or KeyBank can buy the non-pledged 51% ownership interest of our operating partnership in each of such Real Estate Subsidiaries.

The Revolving Facility Credit Agreement contains certain affirmative and negative covenants, including negative covenants that limit or restrict, among other things, secured and unsecured indebtedness, mergers and fundamental changes, investments and acquisitions, liens and encumbrances, dividends, transactions with affiliates, burdensome agreements, changes in fiscal year and other matters customarily restricted in such agreements. The material financial covenants, ratios or tests contained in the senior secured credit facility are as follows:

•	the Company must maintain a consolidated net worth of at least $50 million plus 75% of the net proceeds any equity offering of the Company, our operating partnership or their subsidiaries.

•	the Company’s consolidated net worth at December 31, 2013 must be greater than or equal to $125 million.

•	the Company must maintain a ratio of consolidated senior indebtedness to total asset value of not more than 0.60 to 1.00.

•	the Company must maintain a ratio of consolidated total indebtedness to total asset value of not more than 0.65 to 1.00.

•	the Company must maintain a ratio of consolidated adjusted EBITDA to debt service coverage of at least 1.50 to 1.00.

•
the Company must maintain a ratio of the stabilized adjusted net operating income of the Real Estate Subsidiaries to the aggregate amount of the indebtedness of the Real Estate Subsidiaries plus the amount outstanding under the senior secured revolving credit facility of not less than 7.75%.

•	the Company and our operating partnership may not pay dividends in excess of the greater of (x) 95% of AFFO and (y) the amount for the Company to maintain its status as a REIT under the Code.

If an event of default shall occur and be continuing under the Revolving Facility Credit Agreement, the commitments under the Revolving Facility Credit Agreement may be terminated and the principal amount outstanding under the Revolving Facility Credit Agreement, together with all accrued and unpaid interest and other amounts owing in respect thereof, may be declared immediately due and payable by KeyBank.”
Certain Relationships and Related Transactions
The following language replaces in its entirety the second paragraph under the section entitled “Certain Relationships and Related Transactions” on page S-4 of Supplement No. 4.
“In connection with the closing of the City Park Mezzanine Loan, a subsidiary of our operating partnership received a loan fee of 2% of the amount of the City Park Mezzanine Loan funded on the closing date, or $104,430. In addition, we paid a fee of $50,715, or 1.0% of the amount of the City Park Mezzanine Loan funded on the closing date, to our manager as an acquisition fee in accordance with the terms of the management agreement, of which WOF received $507 through its special limited liability interest in our manager. As the City Park Mezzanine Loan is drawn by the borrower, a subsidiary of our operating partnership that is lender of the City Park Mezzanine Loan will receive a loan fee of 2% of the amount funded from time to time to the borrower and we will pay to our manager a fee of 1% of the amount funded from time to time to the borrower as an acquisition fee in accordance with the terms of the management agreement.
Finally, in connection with the closing of the Aster Lely Mezzanine Loan, the Aster Lely Lender received a loan fee of 2% of the maximum amount of the Aster Lely Mezzanine Loan, or approximately $254,265 (approximately $9,133 of which was paid prior to the closing date). In addition, we paid a fee of approximately $127,132, or 1% of the maximum amount of the Aster Lely Mezzanine Loan, to our manager as an acquisition fee in accordance with the terms of the management agreement, of which WOF received $1,271 through its special limited liability interest in our manager.

Experts
The following language replaces in its entirety the section entitled “Experts” on page 206 of the Prospectus.
“The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Preferred Apartment Communities, Inc. for the year ended December 31, 2012 and the audited combined statements of revenue and certain operating expenses of Lake Cameron, McNeil Ranch and Ashford Park included on page F-2 of Preferred Apartment Communities, Inc.’s Current Report on Form 8-K/A dated January 17, 2013 and filed with the Securities and Exchange Commission on April 3, 2013 have been so incorporated in reliance on the reports (which the report on the statement of revenues and certain operating expenses expresses an unqualified opinion and includes an explanatory paragraph referring to the purpose of the statement) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The audited combined statements of revenue and certain operating expenses for the years ended December 31, 2010, 2009 and 2008 of Oxford Rise and Oxford Summit, included in this prospectus have been so included in reliance on the reports (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the purpose of the statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The statement of revenues and certain operating expenses of the Acquired Property (Oxford Trail) for the year ended December 31, 2010 included in this Prospectus has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the purpose of the statement). Such statement has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.”
Incorporation of Certain Information by Reference
The following language replaces the three bullet points following the second full paragraph in the section entitled “Incorporation of Certain Information by Reference” on page S-10 of Supplement No. 1.
“• Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on March 15, 2013;

•
Our Current Reports on Form 8-K and amendments thereto on Form 8-K/A, as applicable, filed with the SEC on January 4, 2013, January 23, 2013, January 28, 2013, January 29, 2013, April 2, 2013, April 3, 2013, April 4, 2013, and April 5, 2013; and

•	Definitive Proxy Statement in respect of our 2013 meeting of stockholders filed with the SEC on March 21, 2013.”

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.
The following table sets forth the expenses (other than underwriting discounts and commissions) we will incur in connection with the issuance and distribution of the securities to be registered pursuant to this registration statement. All amounts other than the SEC registration fee and FINRA filing fee have been estimated.

SEC registration fee	$20,550
FINRA filing fee	$18,200
NYSE MKT listing fee	$60,000
Printing and mailing expenses	$200,000
Blue sky filing fees and expenses	$31,375
Legal fees and expenses	$656,500
Accounting fees and expenses	$154,500
Transfer agent and escrow fees	$28,000
Advertising and sales literature	$640,000
Due diligence expenses	$440,724
Miscellaneous	$151
Total	$2,250,000

Item 32. Sales to Special Parties.
None.
Item 33. Recent Sales of Unregistered Securities
On January 26, 2010, certain of our affiliates acquired 33,333 shares of Class B Common Stock in a private placement at a price per share equal to $3.00 per share of Class B Common Stock and 3,333 shares of Class A Common Stock in a private placement at a price per share equal to $3.00 per share of Class A Common Stock. The gross proceeds we received from selling our Class A Common Stock and our Class B Common Stock in the private placement were approximately $109,998. No sales commissions or other consideration was paid in connection with such sales, which were consummated without registration under the Securities Act in reliance upon the exemption from registration in Section 4(2) of the Securities Act as transactions not involving any public offering. Pursuant to a change in the designation of our shares of Class A Common Stock to common stock and a change of each of our issued and outstanding shares of Class B Common Stock to one issued and outstanding share of common stock, all effected through an amendment to our charter filed on February 22, 2011, NELL Partners now holds 36,666 shares of common stock.
On April 5, 2011, we completed the irrevocable private placement offering to WOF of 500,000 shares of our common stock, without payment of underwriting discounts and commissions by us, at the public offering price of $10.00 per share, for proceeds to us of $5 million. Aggregate estimated offering expenses in connection with the private placement were approximately $0.3 million. This sale was consummated without registration under the Securities Act in reliance upon the exemption from registration in Section 4(2) of the Securities Act as transactions not involving any public offering.
In connection with our initial public offering on April 5, 2011 we issued to International Assets Advisory, LLC, as our financial advisor, the IPO Warrant to purchase up to 150,000 shares of our common stock. If the financial advisor exercises the IPO Warrant, the purchase price for each share of common stock is expected to be $12.50 per share (125% of the assumed price per share of the common stock sold in the underwritten offering). Neither the IPO Warrant nor the underlying shares of common stock to be issued upon the exercise of the IPO Warrant will be registered. This sale was consummated without registration under the Securities Act in reliance upon the exemption from registration in Section 4(2) of the Securities Act as transactions not involving any public offering.
On April 5, 2011, we issued an aggregate of 26,000 restricted shares of common stock to our independent directors in lieu of paying cash as compensation for annual service on our Board pursuant to our 2011 Stock Incentive Plan. These shares were issued pursuant to the exemption provided under Section 4(2) of the Securities Act.
On May 5, 2011, we issued an aggregate of 1,872 shares of common stock to our independent directors in lieu of paying cash as compensation for attendance at Board committee meetings pursuant to our 2011 Stock Incentive Plan. These shares were issued pursuant to the exemption provided under Section 4(2) of the Securities Act.
On August 4, 2011, we issued an aggregate of 1,500 shares of common stock to our independent directors in lieu of paying cash as compensation for attendance at Board committee meetings pursuant to our 2011 Stock Incentive Plan. These shares were issued pursuant to the exemption provided under Section 4(2) of the Securities Act.
On November 10, 2011, we issued an aggregate of 1,926 shares of common stock to our independent directors in lieu of paying cash as compensation for attendance at Board committee meetings pursuant to our 2011 Stock Incentive Plan. These shares were issued pursuant to the exemption provided under Section 4(2) of the Securities Act.
On February 2, 2012, we issued an aggregate of 2,988 shares of common stock to our independent directors in lieu of paying cash as compensation for attendance at Board committee meetings pursuant to our 2011 Stock Incentive Plan. These shares were issued pursuant to the exemption provided under Section 4(2) of the Securities Act.
On January 17, 2013, we entered into securities purchase agreements dated as of January 16, 2013, or the Securities Purchase Agreements, with certain accredited investors, or the Investors, pursuant to which, among other things, we sold 40,000 shares of Series B Mandatorily Convertible Cumulative Perpetual Preferred Stock, liquidation value $1,000 per share, or the Series B Mandatorily Convertible Preferred Stock, in a private placement, or the Private Placement, to the Investors in exchange for aggregate cash consideration of $40,000,000. Each share of Series B Mandatorily Convertible Preferred Stock was sold to the Investors at an offering price of $1,000 per share. These shares were issued pursuant to the exemption provided under Section 4(2) of the Securities Act. Pursuant to a registration rights agreement, dated January 16, 2013, between us and each Investor, entered into in connection with the Private Placement, on April 15, 2013, we filed a resale registration statement on Form S-3 (File No. 333-187925) for the purpose of registering for resale 5,714,274 underlying shares of common stock into which the shares of Series B Mandatorily Convertible Preferred Stock are convertible (following stockholder approval of the conversion of the Series B Mandatorily Convertible Preferred Stock into shares of common stock). In connection with the Private Placement, on January 11, 2013, we entered into a placement agency agreement, or the Placement Agency Agreement, with Wunderlich Securities, Inc., a Tennessee corporation, Compass Point Research & Trading, LLC, a Delaware limited liability company, and National Securities Corporation, a Washington corporation, or the Agents. As compensation for such services, we agreed to pay the Agents a fee of 6.0% of the aggregate gross proceeds from the sale of such equity securities and to reimburse the Agents for all reasonable, documented out-of-pocket accountable expenses incurred by them in connection with the Private Placement, up to an aggregate amount equal to $57,500.

Item 34. Indemnification of Directors and Officers.
Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to our stockholders and us for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services, or (ii) active and deliberate dishonesty established by a final judgment and that is material to the cause of action. Our charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.
The Maryland General Corporation Law, or MGCL, requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith, or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. The MGCL permits a corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.
Our charter requires us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any individual who is a present or former director or officer and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or any individual who, while a director or officer and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, REIT, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. With the approval of our Board of Directors, we may provide such indemnification and advance for expenses to any individual who served a predecessor of the Company in any of the capacities described above and any employee or agent of the Company or a predecessor of the Company, including our manager or any of its affiliates. This provision does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit the stockholders’ ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us, although the equitable remedies may not be an effective remedy in some circumstances.
We also have agreed to indemnify and hold harmless Preferred Apartment Advisors, LLC (our manager) and its affiliates performing services for us from specific claims and liabilities arising out of the performance of their obligations under the management agreement. As a result, our stockholders and we may be entitled to a more limited right of action than they and we would otherwise have if these indemnification rights were not included in the management agreement.
The general effect to investors of any arrangement under which we agree to insure or indemnify any persons against liability is a potential reduction in distributions resulting from our payment of premiums associated with insurance or indemnification payments in excess of amounts covered by insurance. In addition, indemnification could reduce the legal remedies available to our stockholders and us against the officers and directors.
We have entered into an indemnification agreement with each of our officers and directors. Each indemnification agreement provides, among other things, that we will indemnify, to the maximum extent permitted by law, the covered officer or director against any and all judgments, penalties, fines and amounts paid in settlement, and all reasonable and out-of-pocket expenses (including attorneys’ fees), actually and reasonably incurred in connection with any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation, inquiry, administrative hearing or other proceeding that arises out of the officer’s or director’s status as a present or former officer, director, employee or agent of the Company. Each indemnification agreement also requires us, upon request of the covered officer or director, to advance the expenses related to such an action provided that the officer or director undertakes to repay any amounts to which he is subsequently determined not to be entitled.
The indemnification agreement is not exclusive of any other rights to indemnification or advancement of expenses to which the covered officer or director may be entitled, including any rights arising under our charter or by-laws or applicable law.

Item 35. Treatment of Proceeds from Stock Being Registered.
Not applicable.

Item 36. Financial Statements and Exhibits

(a)	Financial Statements:
The following documents are incorporated in this Registration Statement by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission on March 15, 2013:
Preferred Apartment Communities, Inc. Audited Financial Statements:
Consolidated Balance Sheets as of December 31, 2012 and 2011;
Consolidated Statements of Operations for the years ended December 31, 2012, 2011 and 2010;
Consolidated Statements of Equity and Accumulated Deficit for the years ended December 31, 2012, 2011 and 2010;
Consolidated Statements of Cash Flows for the years ended December 31, 2012, 2011 and 2010;
Notes to Consolidated Financial Statements; and
Financial Statement Schedules:
Schedule III- Real Estate Investments and Accumulated Depreciation as of December 31, 2012;and
Schedule IV-Mortgage Loans on Real Estate as of December 31, 2012.

The following documents are incorporated in this Registration Statement by reference to the Company's Current Report on Form 8-K/A dated January 17, 2013 and filed with the Securities and Exchange Commission on April 3, 2013:

Lake Cameron, McNeil Ranch and Ashford Park Combined Financial Statements:
Combined Statements of Revenue and Certain Operating Expenses for the years ended December 31, 2012, 2011 and 2010; and
Notes to Combined Statements of Revenues and Certain Operating Expenses;.
Pro Forma Financial Information of Preferred Apartment Communities, Inc.
Unaudited Pro Forma Consolidated Financial Statements dated December 31, 2012;
Unaudited Pro Forma Consolidated Balance Sheet dated December 31, 2012;
Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2012; and

Notes to Unaudited Pro Forma Consolidated Financial Statements.
The following financial statements are included in this prospectus:
Oxford Rise and Oxford Summit Audited Combined Financial Statements:
Combined Statements of Revenue and Certain Operating Expenses for the years ended December 31, 2010, 2009 and 2008; and
Notes to Combined Statements of Revenue and Certain Operating Expenses for the years ended December 31, 2010, 2009 and 2008.

Oxford Rise and Oxford Summit Combined Financial Statement (unaudited):
Combined Statement of Revenue and Certain Operating Expenses for the three months ended March 31, 2011; and
Notes to Combined Statement of Revenue and Certain Operating Expenses for the three months ended March 31, 2011.
Oxford Trail Financial Statements:
Statements of Revenues and Certain Operating Expenses for the year ended December 31, 2010, and the three months ended March 31, 2011 (unaudited); and
Notes to Statements of Revenues and Certain Operating Expenses.

(b) Exhibits:
The list of exhibits filed with or incorporated by reference in this Registration Statement is set forth in the Exhibit Index following the signature page herein.
Item 37. Undertakings
(a) The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act to any purchaser: (i) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement, and (ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x), for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(c) The undersigned registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(i) The undersigned registrant hereby further undertakes that:
(1) For purposes of determining any liability under the Securities Act of 1933 the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act, shall be deemed to be part of this registration statement as of the time it was declared effective.
(2) For the purpose of determining any liability under the Securities Act of 1933 each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Atlanta, State of Georgia, on the 17th day of April, 2013.

PREFERRED APARTMENT COMMUNITIES, INC.
By: /s/ John A. Williams John A. Williams Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ John A. Williams John A. Williams	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	April 17, 2013
/s/ Leonard A. Silverstein Leonard A. Silverstein	President, Chief Operating Officer and Director	April 17, 2013
/s/ Michael J. Cronin Michael J. Cronin	Executive Vice President, Chief Accounting Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	April 17, 2013
/s/ William F. Leseman William F. Leseman	Executive Vice President - Property Management	April 17, 2013
* Daniel M. DuPree	Vice Chairman of the Board	April 17, 2013
* Steve Bartkowski	Director	April 17, 2013
* Gary B. Coursey	Director	April 17, 2013
* Howard A. McLure	Director	April 17, 2013
* Timothy A. Peterson	Director	April 17, 2013

* /s/ John A. Williams
John A. Williams
Attorney-in-fact

EXHIBIT INDEX
The following exhibits are included, or incorporated by reference, in this registration statement on Form S-11 (and are numbered in accordance with Item 601 of Regulation S-K).

Exhibit No.	Description
1.1(17)	Dealer Manager Agreement
1.2(16)	Form of Soliciting Dealer Agreement
3.1(2)	Articles of Amendment and Restatement of Preferred Apartment Communities, Inc.
3.2(2)	Third Amended and Restated By-laws of Preferred Apartment Communities, Inc.
4.1(20)	Fourth Amended and Restated Agreement of Limited Partnership of Preferred Apartment Communities Operating Partnership, L.P.
4.2(16)	Articles Supplementary for the Series A Redeemable Preferred Stock
4.3(22)	Amended and Restated Warrant Agreement between Preferred Apartment Communities, Inc. and Computershare Trust Company, N.A., as Warrant Agent
4.4(16)	Form of Subscription Agreement, included as Appendix B to the prospectus
4.5(15)	Warrant to Purchase Common Stock issued to International Assets Advisory, LLC, dated March 31, 2011
4.6(16)	Form of Global Warrant Certificate
4.7(21)	Articles Supplementary for the Series B Preferred Stock
5.1(16)	Opinion of Venable LLP
8.1(16)	Opinion of Proskauer Rose LLP as to tax matters
10.1(3)
Third Amended and Restated Management Agreement, dated May 13, 2011, among Preferred Apartment Communities, Inc., Preferred Apartment Communities Operating Partnership, L.P. and Preferred Apartment Advisors, LLC

10.2(2)	The Company’s 2011 Stock Incentive Plan
10.3(4)	Trademark License and Assignment Agreement dated September 17, 2010, between Preferred Apartment Communities, Inc. and Preferred Apartment Advisors, LLC
10.4(4)	Contract of Purchase and Sale, dated September 29, 2010, between Preferred Apartment Communities, Inc. and Oxford Rise Partners LLC and Williams Opportunity Fund, LLC

10.5(5)	Contract of Purchase and Sale, dated September 29, 2010, between Preferred Apartment Communities, Inc. and Oxford Summit Development LLC and Williams Realty Fund I, LLC
10.6(6)
Assignment and Assumption of Purchase and Sale Agreement, dated October 19, 2010, between Preferred Apartment Communities, Inc. and Preferred Apartment Communities Operating Partnership, L.P. (Oxford Rise)

10.7(6)
Assignment and Assumption of Purchase and Sale Agreement, dated October 19, 2010, between Preferred Apartment Communities, Inc. and Preferred Apartment Communities Operating Partnership, L.P. (Oxford Summit)

10.8(2)	Form of Restricted Stock Agreement pursuant to the Preferred Apartment Communities, Inc. 2011 Stock Incentive Plan
10.9(7)
First Amendment to Contract of Purchase and Sale, dated December 14, 2010, between Preferred Apartment Communities Operating Partnership, L.P., as assignee of Preferred Apartment Communities, Inc., and Oxford Rise Partners LLC and Williams Opportunity Fund, LLC (Oxford Rise)

10.10(7)
First Amendment to Contract of Purchase and Sale Agreement, dated December 14, 2010, between Preferred Apartment Communities Operating Partnership, L.P., as assignee of Preferred Apartment Communities, Inc., and Oxford Summit Development LLC and Williams Opportunity Fund, LLC (Oxford Summit)

10.11(8)
Second Amendment to Contract of Purchase and Sale Agreement, dated December 28, 2010, between Preferred Apartment Communities Operating Partnership, L.P., as assignee of Preferred Apartment Communities, Inc., and Oxford Rise Partners LLC and Williams Opportunity Fund, LLC (Oxford Rise)

10.12(8)
Second Amendment to Contract of Purchase and Sale Agreement, dated December 28, 2010, between Preferred Apartment Communities Operating Partnership, L.P., as assignee of Preferred Apartment Communities, Inc., and Oxford Summit Development, LLC, and Williams Realty Fund I, LLC (Oxford Summit)

10.13(2)
Third Amendment to Contract of Purchase and Sale Agreement, dated February 15, 2011, between Preferred Apartment Communities Operating Partnership, L.P., as assignee of Preferred Apartment Communities, Inc., and Oxford Rise Partners LLC and Williams Opportunity Fund, LLC (Oxford Rise)

10.14(2)
Third Amendment to Contract of Purchase and Sale Agreement, dated February 15, 2011, between Preferred Apartment Communities Operating Partnership, L.P., as assignee of Preferred Apartment Communities, Inc., and Oxford Summit Development, LLC and Williams Realty Fund I, LLC (Oxford Summit)

10.15(9)
Fourth Amendment to Contract of Purchase and Sale Agreement, dated March 25, 2011, between Preferred Apartment Communities Operating Partnership, L.P., as assignee of Preferred Apartment Communities, Inc., and Oxford Rise Partners LLC and Williams Opportunity Fund, LLC (Oxford Rise)

10.16(9)
Fifth Amendment to Contract of Purchase and Sale Agreement, dated March 25, 2011, between Preferred Apartment Communities Operating Partnership, L.P., as assignee of Preferred Apartment Communities, Inc., and Oxford Rise Partners LLC and Williams Opportunity Fund, LLC (Oxford Rise)

10.17(9)
Fourth Amendment to Contract of Purchase and Sale Agreement, dated March 25, 2011, between Preferred Apartment Communities Operating Partnership, L.P., as assignee of Preferred Apartment Communities, Inc., and Oxford Summit Development, LLC and Williams Realty Fund I, LLC (Oxford Summit)

10.18(10)	Form of Indemnification Agreement
10.19(3)	Purchase and Sale Agreement, dated as of December 16, 2010, between Oxford Trail JV LLC and Trail Creek Apartments, LLC
10.20(3)	Reinstatement and First Amendment to Purchase and Sale Agreement, dated as January 6, 2011, between Oxford Trail JV LLC and Trail Creek Apartments, LLC
10.21(3)	Reinstatement and Second Amendment to Purchase and Sale Agreement, dated as April 6, 2011, between Oxford Trail JV LLC and Trail Creek Apartments, LLC
10.22(11)	Multifamily Mortgage, Assignment of Rents and Security Agreement, dated as of April 15, 2011, between Stone Rise Apartments, LLC and Jones Lang LaSalle, L.L.C.
10.23(11)	Multifamily Note dated as of April 15, 2011, by Stone Rise Apartments, LLC in favor of Jones Lang LaSalle, L.L.C.
10.24(12)	Multifamily Deed to Secure Debt, Assignment of Rents and Security Agreement dated as of April 21, 2011, between PAC Summit Crossing, LLC and Prudential Multifamily Mortgage, Inc.
10.25(12)	Multifamily Note dated as of April 21, 2011, by PAC Summit Crossing, LLC in favor of Prudential Multifamily Mortgage, Inc.
10.26(13)	Multifamily Deed of Trust, Assignment of Rents and Security Agreement dated as of April 29, 2011, between Trail Creek Apartments, LLC and Jones Lang LaSalle, L.L.C.
10.27(13)	Multifamily Note dated as of April 29, 2011, by Trail Creek Apartments, LLC in favor of Jones Lang LaSalle, L.L.C.
10.28(14)	Note in the amount of $6,000,000 dated as of June 30, 2011 by Oxford Hampton Partners LLC to Trail Creek Mezzanine Lending, LLC
10.29(14)	Mezzanine Loan Agreement dated as of June 30, 2011 among Oxford Hampton Partners LLC and Trail Creek Mezzanine Lending, LLC
10.30(14)	Purchase Option Agreement dated as of June 30, 2011 by and between Oxford Hampton Partners LLC and Trail Creek Mezzanine Lending, LLC

10.31(17)	Subscription Escrow Agreement, between Preferred Apartment Communities, Inc. and UMB Bank, N.A.
10.32(16)	First Amendment to Preferred Apartment Communities, Inc. 2011 Stock Incentive Plan
10.33(18)	Form of Preferred Apartment Communities, Inc. 2011 Class B Unit Award Agreement
10.34(19)	Form of Preferred Apartment Communities, Inc. 2012 Class B Unit Award Agreement
10.35(22)	Intellectual Property Assignment and License Agreement between Preferred Apartment Advisors, LLC and Preferred Apartment Communities, Inc.
10.36(22)	Trademark License Agreement between Preferred Apartment Advisors, LLC and Preferred Apartment Communities, Inc.
10.37(22)	Trademark Assignment between Preferred Apartment Advisors, LLC and Preferred Apartment Communities, Inc.
10.38(23)	Note in the amount of $6,103,027 dated as of May 7. 2012 by Oxford Summit II LLC to Summit Crossing Mezzanine Lending, LLC
10.39(23)	Mezzanine Loan Agreement dated as of May 7, 2012 among Oxford Summit II LLC and Summit Crossing Mezzanine Lending, LLC
10.40(23)	Purchase Option Agreement dated as of May 7, 2012 by and between Oxford Summit II LLC and Summit Crossing Mezzanine Lending, LLC
10.41(24)
Credit Agreement dated as of August 31, 2012 among Preferred Apartment Communities, Inc., Preferred Apartment Communities Operating Partnership, L.P., the lenders party thereto and KeyBank National Association

10.42(24)
Pledge and Security Agreement dated as of August 31, 2012 among Preferred Apartment Communities, Inc., Preferred Apartment Communities Operating Partnership, L.P., Trail Creek Mezzanine Lending, LLC, Summit Crossing Mezzanine Lending, LLC, Iris Crosstown Mezzanine Lending, LLC, City Vista Mezzanine Lending, LLC, City Park Mezzanine Lending, LLC and KeyBank National Association

10.43(24)
Guaranty dated as of August 31, 2012 by each of Preferred Apartment Communities, Inc., Trail Creek Mezzanine Lending, LLC, Summit Crossing Mezzanine Lending, LLC, Iris Crosstown Mezzanine Lending, LLC, City Vista Mezzanine Lending, LLC, City Park Mezzanine Lending, LLC with KeyBank National Association

10.44(24)	Buy-Sell Agreement dated as of August 31, 2012 between Preferred Apartment Communities Operating Partnership, L.P. and KeyBank National Association (Trail)
10.45(24)	Buy-Sell Agreement dated as of August 31, 2012 between Preferred Apartment Communities Operating Partnership, L.P. and KeyBank National Association (Summit)

10.46(24)	Buy-Sell Agreement dated as of August 31, 2012 between Preferred Apartment Communities Operating Partnership, L.P. and KeyBank National Association (Rise)
10.47(24)	Note in the amount of $12,153,000 dated as of August 31, 2012 issued by Oxford City Vista Apartments LLC to City Vista Mezzanine Lending, LLC
10.48(24)	Mezzanine Loan Agreement dated as of August 31, 2012 among Oxford City Vista Apartments LLC and City Vista Mezzanine Lending, LLC
10.49(24)	Purchase Option Agreement dated as of August 31, 2012 between Oxford City Vista Apartments LLC and City Vista Mezzanine Lending, LLC
10.50(25)	Note in the amount of $10,000,000 dated as of September 6, 2012 issued by Oxford City Park Development LLC to City Park Mezzanine Lending, LLC
10.51(25)	Mezzanine Loan Agreement dated as of September 6, 2012 among Oxford City Park Development LLC and City Park Mezzanine Lending, LLC
10.52(25)	Purchase Option Agreement dated as of September 6, 2012 between Oxford City Park Development LLC and City Park Mezzanine Lending, LLC
10.53(21)	Form of Securities Purchase Agreement, dated January 16, 2013, between Preferred Apartment Communities, Inc. and each of the Investors
10.54(21)	Form of Registration Rights Agreement, dated January 16, 2013, between Preferred Apartment Communities, Inc. and each of the Investors
10.55(21)	Option Exercise Notice relating to Ashford Park and McNeil Ranch, dated January 18, 2013
10.56(21)	Option Exercise Notice relating to Lake Cameron, dated January 18, 2013
10.57(21)
Form of Stock Transfer Agreement, dated January 18, 2013, among Preferred Apartment Communities Operating Partnership, L.P., Williams Multifamily Acquisition Fund, LP and Williams Multifamily Acquisition Fund GP, LLC

10.58(21)	Excerpts from the Liquidation Agreement, dated January 18, 2013
10.59(20)	Excerpts from the Liquidation Agreement, dated January 18, 2013
10.60(20)	Multifamily Deed to Secure Debt, Assignment of Rents and Security Agreement, dated as of January 24, 2013, between Ashford Park LLC and Prudential Affordable Mortgage Company, LLC
10.61(20)	Multifamily Note, dated as of January 24, 2013, by Ashford Park, LLC in favor of Prudential Affordable Mortgage Company, LLC
10.62(20)	Multifamily Loan and Security Agreement, dated as of January 24, 2013, between Lake Cameron, LLC and Jones Lang LaSalle Operations, L.L.C.

10.63(20)	Multifamily Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated as of January 24, 2013, between Lake Cameron, LLC and Jones Lang LaSalle Operations, L.L.C.
10.64(20)	Multifamily Note, dated as of January 24, 2013, by Ashford Park, LLC in favor of Prudential Affordable Mortgage Company, LLC
10.65(20)	Multifamily Loan and Security Agreement, dated as of January 24, 2013, between WAM McNeil Ranch, LLC and Jones Lang LaSalle Operations, L.L.C.
10.66(20)	Multifamily Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated as of January 24, 2013, between WAM McNeil Ranch, LLC and Jones Lang LaSalle Operations, L.L.C.
10.67(20)	Multifamily Note, dated as of January 24, 2013, by WAM McNeil Ranch, LLC in favor of Prudential Affordable Mortgage Company, LLC
10.68(26)	Note in the amount of $12,713,241.55 dated as of March 28, 2013 issued by Lely Apartments, LLC to Aster Lely Mezzanine Lending, LLC
10.69(26)	Mezzanine Loan Agreement dated as of March 28, 2013 between Lely Apartments, LLC and Aster Lely Mezzanine Lending, LLC
10.70(26)	Purchase Option Agreement dated as of March 28, 2013 between Lely Apartments, LLC and Aster Lely Mezzanine Lending, LLC
10.71(27)
Modification Agreement dated as of April 4, 2013 among Preferred Apartment Communities, Inc., Preferred Apartment Communities Operating Partnership, L.P., the lenders party thereto and KeyBank National Association

10.72(27)	Buy-Sell Agreement dated as of April 4, 2013 between Preferred Apartment Communities Operating Partnership, L.P. and KeyBank National Association (Ashford)
10.73(27)	Buy-Sell Agreement dated as of April 4, 2013 between Preferred Apartment Communities Operating Partnership, L.P. and KeyBank National Association (McNeil)
10.74(27)	Buy-Sell Agreement dated as of April 4, 2013 between Preferred Apartment Communities Operating Partnership, L.P. and KeyBank National Association (Lake Cameron)
12.1(1)	Statement of Computation of Ratios
21(28)	Subsidiaries of Preferred Apartment Communities, Inc.
23.1(1)	Consent of PricewaterhouseCoopers LLP
23.2(1)	Consent of Deloitte & Touche LLP
23.3(16)	Consent of Venable LLP (included in Exhibit 5.1)

23.4(16)	Consent of Proskauer Rose LLP (included in Exhibit 8.1)
24.1(15)	Power of Attorney of Steve Bartkowski
24.2(15)	Power of Attorney of Gary B. Coursey
24.3(15)	Power of Attorney of Daniel M. DuPree
24.4(15)	Power of Attorney of Howard A. McLure
24.5(15)	Power of Attorney of Timothy A. Peterson
101(28)
XBRL (eXtensible Business Reporting Language). The following materials for the period ended December 31, 2012, formatted in XBRL: (i) Consolidated balance sheets at December 31, 2012 and December 31, 2011, (ii) consolidated statements of operations for the years ended December 31, 2012, December 31, 2011 and December 31, 2010, (iii) consolidated statements of equity and accumulated deficit, (iv) consolidated statements of cash flows and (v) notes to consolidated financial statements. As provided in Rule 406T of Regulation S-T, this information is furnished and not filed for purposes of Sections 11 and 12 of the Securities Act of 1933 and Section 18 of the Securities Exchange Act of 1934.

(1)    Filed herewith.

(2)
Previously filed with the Pre-effective Amendment No. 6 to Form S-11 Registration Statement (Registration No. 333-168407) filed by the Registrant with the Securities and Exchange Commission on March 4, 2011

(3)	Previously filed with the Quarterly Report on Form 10-Q filed by the Registrant with the Securities and Exchange Commission on May 16, 2011

(4)
Previously filed with the Pre-effective Amendment No. 1 to Form S-11 Registration Statement (Registration No. 333-168407) filed by the Registrant with the Securities and Exchange Commission on October 4, 2010

(5)
Previously filed with the Pre-effective Amendment No. 3 to Form S-11 Registration Statement (Registration No. 333-168407) filed by the Registrant with the Securities and Exchange Commission on December 14, 2010

(6)
Previously filed with the Pre-effective Amendment No. 2 to Form S-11 Registration Statement (Registration No. 333-168407) filed by the Registrant with the Securities and Exchange Commission on November 17, 2010

(7)
Previously filed with the Pre-effective Amendment No. 4 to Form S-11 Registration Statement (Registration No. 333-168407) filed by the Registrant with the Securities and Exchange Commission on December 20, 2010

(8)
Previously filed with the Pre-effective Amendment No. 5 to Form S-11 Registration Statement (Registration No. 333-168407) filed by the Registrant with the Securities and Exchange Commission on January 26, 2011

(9)
Previously filed with the Pre-effective Amendment No. 9 to Form S-11 Registration Statement (Registration No. 333-168407) filed by the Registrant with the Securities and Exchange Commission on March 29, 2011

(10)	Previously filed with the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on April 7, 2011

(11)	Previously filed with the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on April 21, 2011

(12)	Previously filed with the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on April 27, 2011

(13)	Previously filed with the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on May 5, 2011

(14)	Previously filed with the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on July 7, 2011

(15)	Previously filed with the Form S-11 Registration Statement (Registration No.: 333‑176604) filed by the Registrant with the Securities and Exchange Commission on September 1, 2011

(16)
Previously filed with the Pre-effective Amendment No. 1 to Form S-11 Registration Statement (Registration No.: 333-176604) filed by the Registrant with the Securities and Exchange Commission on November 2, 2011

(17)	Previously filed with the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on November 25, 2011

(18)	Previously filed with the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on January 3, 2012

(19)	Previously filed with the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on January 6, 2012

(20)	Previously filed with the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on January 28, 2012

(21)	Previously filed with the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on January 23, 2012

(22)	Previously filed with the Annual Report on Form 10-K filed by the Registrant with the Securities and Exchange Commission on March 15, 2012

(23)	Previously filed with the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on May 11, 2012

(24)	Previously filed with the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on September 6, 2012

(25)	Previously filed with the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on September 11, 2012

(26)	Previously filed with the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on April 2, 2013

(27)	Previously filed with the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on April 5, 2013

(28)	Previously filed with the Annual Report on Form 10-K filed by the Registrant with the Securities and Exchange Commission on March 15, 2013